UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2019

Pulse Evolution Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-55353	26-4330545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1115 Broadway, 12th Floor, New York, NY	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 537-5775

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. [  ]

Item 7.01. Regulation FD Disclosure.

Effective February 28, 2019, the registrant changed its corporate name from Recall Studios, Inc. to Pulse Evolution Group, Inc. In addition, the registrant’s stock symbol will change to “DGLF.” In accordance with requirements of the Financial Industry Regulatory Authority, the registrant’s current stock symbol (BTOP) will carry an additional letter “D” as “BTOPD”, denoting a reverse stock split, for a period of 20 business days, before changing permanently to “DGLF.”

Also on February 28, 2019, a 1-for-30 reverse stock split of the registrant’s common stock and increase in the registrant’s authorized shares of common stock to 500 million became effective. The increase in authorized shares of common stock was effected in order to complete the conversion of the registrant’s Series X preferred shares, issued in connection with the Pulse Evolution Corporation acquisition, into common shares. The cumulative effect of the reverse stock split and the conversion of Series X preferred shares results in a current balance of total shares of common stock outstanding, as of February 28, 2019, of 22,700,544 shares.

The registrant plans to apply for trading on the NYSE American in the near future (such listing, however, is subject to review and approval by the exchange).

On February 28, 2019, the registrant issued a press release relating to the above matters. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information contained in the website is not a part of this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of the registrant dated February 28, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pulse Evolution Group, Inc.

Date: February 28, 2019	By:	/s/ John Textor
	Name:	John Textor
	Title:	Chief Executive Officer